Exhibit 10.24
EMPLOYMENT AGREEMENT
(Amended and Restated December 31, 2008)
     This EMPLOYMENT AGREEMENT (this “Agreement”), entered into as of January 1, 2003, by and between The Lubrizol Corporation, an Ohio corporation (the “Company”), and Donald W. Bogus (the “Executive”), amended and restated as of January 1, 2008 and further amended and restated as of December 31, 2008;
WITNESSETH:
     WHEREAS, the Executive is a senior executive of the Company and has made and is expected to continue to make major contributions to the profitability, growth and financial strength of the Company;
     WHEREAS, the Company desires to encourage Executive to remain with the Company for a number of years.
     WHEREAS, this Agreement is not intended to alter materially the compensation and benefits which the Executive could reasonably expect to receive from the Company that are not addressed within this Agreement; and
     WHEREAS, the Executive is willing to render services to the Company on the terms and subject to the conditions set forth in this Agreement;
     NOW, THEREFORE, the Company and the Executive agree as follows:
1. If the Executive remains in the employ of the Company until January 1, 2008, he will receive the following:
A.	15,000 Lubrizol Common Shares issued in the lump sum between January 2, 2008 and March 15, 2008.

B.	Coverage under The Lubrizol Corporation Executive Death Benefit Plan at the later of January 1, 2008 or age 60, provided he is still employed with the Company at such time.

C.	Coverage under The Lubrizol Corporation Officers’ Supplemental Retirement Plan (SORP) at the later of January 1, 2008 or age 60, provided he is still employed with the Company at such time. At age 61, the amount provided will be at least $50,000; at age 62, at least $100,000; at age 63, at least $150,000; at age 64, at least $200,000; and at age 65, at least $250,000, with such amounts comprised of the amount calculated under the SORP, and if lesser than the amounts previously cited, through additional payments made by the Company to the Executive. Any additional payments made by the Company shall be made in a single lump-sum payment payable within 60 days following the later of six months following Executive’s separation from service or the beginning of the calendar year following the calendar year in which the Executive separated from service. Notwithstanding the foregoing, the amount provided under this Section 1.C. will be at least $100,000 as of January 2, 2009, provided Executive signs a General Release provided by the Company. The Executive will become vested in the benefits provided under this paragraph C, upon the earliest of the following events: his reaching age 55; his death; his becoming disabled and receiving benefits pursuant to the Company’s long-term disability plan; or a Change in Control as that term is defined in Section 1.D hereunder.

D.	The term “Change in Control” shall mean the occurrence of any of the following events:
     (i) The date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company.
     (ii) The date any person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company.
     (iii) The date a majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election.
     (iv) The date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before the acquisition or acquisitions.
The Company shall withhold from any payment hereunder the amount required to pay applicable withholding taxes.
2. Executive will not have voting or dividend rights in number of shares listed in 1.A above, unless and until the Shares are issued.
3. Successors and Assigns to the Company
A.	The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

B.	This Agreement inures to the benefit of and is enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

C.	This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 3(A) and (B) above. Without limiting the generality of the foregoing, the Executive’s right to receive the benefits hereunder is not assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 3(C), the Company has no liability to pay any amount so attempted to be assigned, transferred or delegated.

D.	The Company and the Executive recognize that each party will have no adequate remedy at law for breach by the other of any of the agreements contained herein and, in the event of any such breach, the Company and the Executive hereby agree and consent that the other shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of this Agreement.
4. For all purposes of this Agreement, all communications including without limitation notices, consents, requests or approvals, provided for herein must be in writing and will be deemed to have been duly given when delivered or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.
5. The validity, interpretation, construction and performance of this Agreement is governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws of such State.
6. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.
7. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement, other than the Employment Agreement between Executive and the Company dated July 24, 2000, as may be amended from time to time, which remains in full force and effect.
8. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

EXECUTIVE	THE LUBRIZOL CORPORATION
/s/ Donald W. Bogus	By:	/s/ James L. Hambrick
Chief Executive Officer

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